Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q4 2008 ALCOA Inc Earnings Conference Call

Event Date/Time: Jan. 12. 2009 / 5:00PM ET

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Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Greg Aschman

ALCOA Inc - Director IR

Chuck McLane

ALCOA Inc - EVP, CFO

Klaus Kleinfeld

ALCOA Inc - President, CEO

CONFERENCE CALL PARTICIPANTS

Kuni Chen

Banc of America/Merrill Lynch - Analyst

Jorge Beristain

Deutsche Bank - Analyst

Michael Gambardella

JPMorgan - Analyst

Charles Bradford

Bradford Research - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

Mark Liinamaa

Morgan Stanley - Analyst

Jim Brown

JPMorgan - Analyst

John Tumazos

John Tumazos Independent - Analyst

John Redstone

Desjardins Securities - Analyst

Brian MacArthur

UBS - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the fourth quarter 2008 Alcoa earnings conference call. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today’s call, Mr. Greg Aschman, Director of Investor Relations. Mr. Aschman, please proceed.

Greg Aschman - ALCOA Inc - Director IR

Thanks, Tonya. Good afternoon, everyone. Thank you for attending Alcoa’s 2008 fourth quarter analyst conference. At today’s conference, Chuck McLane, Executive Vice President and Chief Financial Officer, will review the fourth quarter financial results. Klaus Kleinfeld, President and Chief Executive Officer, will highlight current market conditions and industry fundamentals.

Before I turn it over to Chuck, I would like to remind you that in discussing the Company’s performance today, we’ve included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected

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Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

in the forward-looking statements. For summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year ended December 31, 2007, and Forms 10-Q for the quarters ended March 31, June 30 and September 30 of 2008, and other reports filed with the Securities and Exchange Commission.

In our discussion today we’ve also included some non-GAAP financial measures. You will find our presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles, and our related reconciliation on our website at www.alcoa.com under the “Invest” section. At this point, let me turn it over to Chuck.

Chuck McLane - ALCOA Inc - EVP, CFO

Thanks, Greg. Good evening, everyone.

In our review of financials today, we would like to accomplish several objectives. First, to provide a clear understanding of our recent actions and the corresponding charges, to provide insight on the operational performance in the quarter, to provide commentary on what we see for the first quarter and into next year, and lastly, to provide an update on our liquidity position. So with that as a backdrop, let’s begin.

Well, these are certainly extraordinary times. A few headlines that capture that thought. Aluminum prices declined 35% quarter-over-quarter. The fourth quarter fabricated shipments decline was historic in nature as an already weak demand environment was crushed by supply chain’s flight to liquidity. For the quarter, North American automotive sales declined 35% versus 2007. North American Class A production was down 8% on top of a 44% decline in ‘07 and trailer shipments were down 35% on top of a 22% decline in ‘07. Corporate borrowing spreads, particularly short-term, expanded dramatically. And as you know, raw material and energy cost decreases lagged the metal price reductions which compound the impact on margins.

We’re fully aware that extraordinary times call for extraordinary measures, and Alcoa has chosen to be a leader. We have taken aggressive actions in curtailing production, reducing headcount, and restructuring our portfolio. Those actions generated a charge of $708 million, most of which is non-cash in nature. The total loss from continuing operations for the quarter was $929 million or $1.16 per share. As we stated last quarter, we’re focused on operating to maximize our cash position. Cash from operations for the quarter was $608 million, and we have $762 million of cash on hand. Most importantly, we were able to add $1.9 billion bank facility in addition to our five year $3.3 billion revolving credit facility. These actions will serve us well in the near term, but more importantly, will position us to be a stronger Company when the economy recovers.

Let’s move to the income statement. As expected, the restructuring and other special charges make it difficult to see the underlying operational impacts on the income statement. Over the next few slides, we will break down and isolate those charges as well as provide insight around the operational items, particularly the cost components. Let me first mention a couple of line items before moving on. Interest increased $29 million in the quarter. The financial crisis in the quarter led to a significant widening of corporate spreads and we were impacted accordingly. Once we passed year end, those spreads tightened to our benefit. I will also point out that SG&A costs have declined 28% since the fourth quarter of ‘07, and we would anticipate further reductions as our announced actions are implemented. And lastly, our wire harness business has been targeted for divestiture. The operational results as well as the restructuring and impairment charges for those operations have been moved to discontinued operations.

Moving now to the restructuring slide. This chart is provided to assist in understanding the components of the restructuring as special charges by listing the after tax and EPS impact for each category. We have also described whether the charge impacted the segment results, and identified the geography of each item on the income statement. The restructuring total of $614 million or $0.76 per share and the accompanying breakdown are fairly self-explanatory as they depict the summary of headcount reductions as well as the impact for each of the planned transactions. With regard to special items, obsolete inventory charges are connected to the sale or shutdown of specific locations and thus run through cost of goods sold. The environmental reserve relates to the estimated future remediation costs for the Grasse River site in Massena. We increased the accounts receivable reserve by $16 million or $11 million after tax. We have a very disciplined process around credit and collections and have historically incurred minimal losses. Even in the current environment, our accounts receivable balance is 93% current.

The additional tax noted is a non-cash charge attributable to repatriating cash from our international operations. As we previously stated, it’s important to note that the majority of these actions are non-cash in nature and we anticipate annualized savings of approximately $450 million once these actions are complete. We expect the majority of these actions will be completed by the end of the second quarter.

Let’s now move on to the tax reconciliation schedule. On this slide we have reconciled the reported effective tax rate with the operational effective tax rate for both the fourth quarter and the full year. Once adjustments are made for restructuring and other tax items, you are left with

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Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

an operating rate of 28.3% for the year. We anticipate a rate of approximately 30% as we move into ‘09, but you should realize that changes to the economic environment, currency fluctuations, and the profit and loss within certain taxing jurisdictions could cause that rate to fluctuate dramatically.

Let’s move to the quarter-over-quarter earnings bridge. This slide bridges the income from continuing operations excluding restructuring and special items on a sequential basis. The main driver of performance quarter-over-quarter was the significant drop in metal price, the price deterioration is compounded by the significant reduction in premium product sales. You can see that favorable energy and currency effects offset the significant market decline in price mix and volume. As you will see in the segment data, Flat-Rolled Products was the hardest hit by the severe market downturn, accounting for approximately half of the quarter-over-quarter decline attributed to mix and volume.

So let’s start with the Alumina segment. Sao Luis, Wagerup, and the Australian region as a whole achieved production records in the quarter. However, total system production was lower on a sequential basis due to the curtailment of Point Comfort. Profit in the segment decreased 21% or $44 million. A 16% reduction in realized price was partially offset by a $33 million sequential benefit associated with the Apache gas outage, lower fuel and gas prices, and a lower cost base due to a stronger US dollar. Looking into next quarter, we anticipate further top line pressure as the lag effect on pricing becomes more apparent. Production ramp down of 1.5 million tons should be completed by the end of the quarter. Fuel oil costs are trending lower. However, the US dollar is slightly weaker today than the fourth quarter average.

Let me now take a minute and dissect the lag on pricing within our cost components. While the effects of LME changes on our top line may be well understood, we wanted to remind everyone of the key input costs in refining, and more importantly, outlining the timing of cost changes on our income statement. In our refining system, energy, both fuel oil and natural gas, comprised 29% of the cost base, bauxite 25%, and caustic 10%. Overall conversion costs including labor, maintenance and other services make up the balance.

So what conclusions can you draw? Most of the bauxite is cost based and therefore not as volatile. The same can be said for natural gas due to the duration of the average. Fuel oil and conversion costs are fairly current and will tend to hit earnings slightly faster than price. The only significant lag belongs to caustic, and it makes up only 10% of the cost.

Let’s move on to Primary. We’re going to provide a similar picture. The decrease in production in Primary is primarily attributable to the curtailment of our Rockdale smelter. The key factor in the fourth quarter performance of this segment is the unprecedented 35% drop in the price of aluminum and more than 50% since mid-summer. That decline drove a loss of $101 million for the quarter. The strengthening of the US dollar, declines in LME-linked costs such as alumina and certain power contracts and the ramp up and efficiencies in Iceland were not enough to offset the unprecedented decline in metal price.

In the first quarter, current pricing is substantially below the fourth quarter average. Input costs especially those linked to the aluminum price will decline but on a lagged basis. We will see baseline cost improvements due to our procurement initiatives, as well as taking the painful but necessary step of reducing production at our higher cost facilities. For example, curtailment of our Tennessee smelter which began today along with other curtailments should reduce production by 8% in the first quarter.

I mentioned several key input items including LME linked costs. Let me provide you more color on our cost structure. In looking at our smelting system, alumina, power and carbon products comprise 75% of our cost base. Based upon the pricing mechanisms in place and the lag associated with the inventory flow, we generally expect to see close to a quarter lag on costs. With a typical LME price lag close to being current today and an historic decline in the price, you need to understand that the margin would not be representative for a full quarter.

Moving now to the Flat-Rolled Products segment. The continuing decline in the end markets hit the Flat-Rolled Products segment the hardest. Shipments, excluding can sheet, declined 20%. Inventory destocking is impacting distribution channels particularly hard during this downturn, drying up demand for common alloy sheet and plate. Also, the effects of the machinist strike at Boeing reduced profit by approximately $10 million.

In addition, startup costs for our Bohai hot mill were $9 million for the quarter, and inventory costs associated with the closed facility was $12 million. Looking ahead to the first quarter, we don’t see a significant rebound in volumes in this segment. The weakness in many markets will persist. On the plus side, input costs such as energy and materials will be lower.

Let me take a minute to illustrate just how severe this downturn has been in this segment. Our flat-rolled business would typically see a rebound in orders after the summer vacation period. This chart clearly demonstrates that the customer did not resume their normal order patterns. The decline was apparent across markets, and geographies and certainly represents not just lower demand but the collateral effects of the financial crisis. We are aggressively matching capacity with demand in each of our regions. To illustrate the breadth of the impact, let’s turn to the next slide. While can sheet comprises 42% of the segment revenue, the market changes have more acutely affected the remainder of the markets in which they participate. As you can see, this has certainly been a broad based and precipitous decline.

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Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Now let’s move to the Engineered Products and Solutions segment. To start off I’ll remind you that the electrical and electronic solution business has been moved to discontinued operations for this quarter and prior quarters in this segment. For the segment in total, fourth quarter ATOI at $65 million was down 51% or $68 million on a sequential basis, the major driver behind the lower sequential results was a significant reduction in sales due to three factors. The broad based market decline impacted most businesses, especially commercial transportation and commercial construction. Normal seasonal declines accounted for a $68 million reduction in sales and the Boeing machinist strike reduced profit by $5 million. Looking ahead to the first quarter, market conditions in commercial transportation and construction markets are expected to weaken further, however, productivity initiatives are expected to materialize to help offset any further market downturn. Let’s take a closer look at full year improvement for the segment. Despite the dampening effect of a difficult fourth quarter due to the severe economic conditions, the Engineered Products and Solutions segment delivered its strongest full year results with sales of $5.6 billion, and profit of $503 million. With the recently announced restructuring initiatives and portfolio moves, this segment is extremely well positioned moving forward.

Let’s now move to the cash flow statement. In a very difficult environment, we were able to generate $608 million in cash from operations driven by improvements in working capital. All four segments lowered their working capital quarter-over-quarter with an attention to receivables and quick action on inventory levels. Capital expenditures for the quarter were $1 billion or $800 million after contributions from minority partners, a third of which was devoted to our Brazilian growth projects. In these uncertain times we have employed daily management of our cash position, and have taken specific actions to conserve cash, a couple worth noting. With regards to working capital, we have assumed a higher risk tolerance on the raw materials side with lower minimum order quantities and lower carrying levels. All the while remaining diligent not to adversely impact our customers.

In addition, we have stopped all non-critical capital investment. In terms of sustaining CapEx, critical is defined as compliance with the law, or keeping the facility operating. And that being predicated on customer requirements. In addition, CapEx approval thresholds have been lowered dramatically. As to growth CapEx, we have halted those projects where it is economically practicable to do so. The largest ongoing projects reside in Brazil and pertain to the bauxite mine in Juruti, the refinery expansion in Sao Luis, and the hydro-projects. We individually reviewed each project and evaluated the option of halting construction. The cost benefit analysis determined that stopping the projects would be value destructive for the Company. We therefore charged the team with completing the projects as soon as possible and as cash efficiently as possible.

Let’s take a look at CapEx for 2009. As you know, we are approaching the end of the most aggressive organic growth program in Alcoa’s history. Alcoa remains bullish on the long-term prospects for the aluminum industry and these growth projects position us to capture future growth. However, in the near to medium term, we are focused on preserving cash and cutting all discretionary spending. In 2009 we expect total capital expenditures to be $1.8 billion, a nearly 50% decrease from 2008. Actually, on a net CapEx basis, after considering our partners’ contributions to the projects, our ‘09 spend will be $1.5 billion. We expect our two major growth projects, Juruti and Sao Luis to be completed in the first half of 2009. As a result, nearly 71% of our total year capital will be expended in the first six months. We expect to reach a run rate on capital expenditure levels of approximately $1 billion by the second half of the year.

Let’s discuss our liquidity position. As markets, both industrial and financial, began to unravel, we took some immediate action to shore up our liquidity position. You’re aware that we have a five year, $3.3 billion revolving credit facility maturing in 2012. In October we added a 364 day, $1.2 billion revolver which we subsequently expanded to $1.9 billion. The $5.2 billion of aggregate facilities support our commercial paper program and provide us significant liquidity. We have been successful in placing commercial paper with maturities greater than one week, especially in comparison to other Tier 2 issuers. We average 79% quarter for this quarter over one week during the quarter and hit 96% during December. It’s comfortable to know that we’ve got this capacity. but I will tell you again that our overriding emphasis is to maximize our cash position so as not to utilize the available capacity. We have a host of levers, both operational and others, that will be utilized as we progress through the year.

So let me summarize. From curtailing smelting capacity to ascertaining the critical need for capital projects, to reducing our cost base through new sourcing of raw materials, to the most recent announcement of headcount reductions and targeted divestitures, we are systematically determined to control our cash position. We have been and will continue to be aggressive and quick to react in an ever-changing market. We will manage our cash at all times but we will never compromise our values. We will emerge a stronger, leaner Company, positioned to be the leader in the industries and markets in which we operate.

Thanks, and I’ll now turn the presentation over to Klaus.

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Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, thank you, Chuck. With that review of our financials I’d like to make some observations about our 2008 performance and our plans for 2009. Or overshadowing every discussion these days is the economic decline of the fourth quarter, and the historic impact it has had on our industry and we talk more about it and the actions that we’ve taken.

But first, let me point out the importance and impact of Alcoa’s full year 2008 accomplishments, we can have that slide, please. The improvements we made in the past year enabled us to solidify the strategic fundamentals of the Company. The fundamentals and our integrated structure provided the flexibility and staying power to act swiftly when the economy began to fall, they’ve helped us to strengthen our competitive lead during the downturn and they give us a potential to emerge even stronger when the economy recovers. As you can see from this chart, we’ve greatly improved control over our largest input cost, power, and we completed a new smelter in Iceland, a location that gives us access to some of the most competitive and sustainable energy in the world. We demonstrated the potential of our downstream business, the Engineered Products and Solutions group, which had a record year with 23% increase in profitability. We successfully divested the Packaging and Consumer business, and in a cash free transaction we also agreed to swap our share in the soft alloy extrusion venture for two quality smelters. We moved quickly to adjust to the credit crisis, and for the seventh consecutive year we were chosen for the Dow Jones sustainability index. These accomplishments put us in a much stronger position as the economy significantly weakened during the last quarter of 2008.

The aluminum industry is caught up in a perfect storm of historic proportion. The price has never before fallen so fast. As demand disappears, inventories are building and prices are decreasing. In addition, inventory levels are affected by the tight credit markets, speculators and traders liquidate their position and place physical metal on the exchanges. This chart shows the result of all those forces. Inventory levels as measured by days consumption have increased to 41, from 29 days at the end of Q3. By December, aluminum pricing was off 56% from its July peak.

If there is a silver lining it is that we see inventories at our customers and distributors are very low. And we can anticipate a reasonably rapid drawdown of the aluminum inventories once the economy comes back. After we made our announcement last week, we heard some questions. Whether we had curtailed enough capacity. Let me share our analysis of the situation with you, and I’ll begin with the demand side. Our analysis indicates that global aluminum consumption in 2008 was 3% lower than 2007. In our 2009 forecast, we anticipate continued contraction in global consumption, resulting in a 2% decrease. This will place total consumption for 2009 at just over 36 million metric tons. As you can see, the China growth rate was slow, while the decline in North America and Europe will not be as dramatic.

Now, let me address the supply and how the industry has been curtailing production response to falling demand. Alcoa was the first major producer to respond to the slowing demand with curtailment of our Rockdale smelter in late September 2008. As you can see, the industry has been progressively announcing curtailments. To date, the actual impact of that curtailment has been approximately 800,000 tons with the largest impact in China. Announced curtailments now total 13% of last summer’s production level. Alcoa has been more aggressive. We have set in motion curtailments of 80% of our last summer’s production levels, and we are prepared to continue adjusting capacity to demand.

There is a wide variety of opinions on demand and supply, much wider than normal. We have analyzed the supply demand balance on this slide. Taking into account the previously announced curtailments, Alcoa is projecting a total industry aluminum production of just under 36 million tons in 2009. Given the existing higher than usual inventory level, it appears that there might be an oversupply, but there are certain contingencies like the impact of globally coordinated stimuli program that could begin shifting the balance. It is our intention to be prepared if and when that happens.

Let’s now move on to the wide ranging actions we have taken to address the impact of the economy on our business. In fact, we have been managing carefully all the many challenges that have arisen during the downturn. Fortunately, prior to the economic troubles, we developed a strategic program with three priorities. You can see them in the middle of this chart. When we began to see the economy weakening, we expanded the priorities to cover approaches we would need to manage through the downturn. We’ve quickly shifted gears to put increased emphasis on maximizing cash and transforming the cost structure. As early as 2007, we saw the first storm clouds in our industry and we started preparing contingency actions. Our ability to foresee and react quickly to the changing landscape enabled Alcoa to stay ahead of the curve and maximize our cash position.

Last week we announced a series of detailed actions. These actions are aggressive but prudent, and as you can see, we are using all four levers. What you see here is not a summary of intentions or wishful thinking. We have completed or are actively executing every one of these actions. Let me give you some specifics so you can see the level of detail behind that. For the last 18 months, we have held a minority stake in the soft alloy extrusion venture we own with Sapa, a division of Orkla. When the venture was formed we were clear that we intended to exit the venture through an IPO or some other means within a few years. When the market shifted we and Orkla decided to swap our ownership share of the extrusion joint venture for their share in two smelters and an anode plant in Norway. The chart shows the shift of those assets. By exiting the soft alloy extrusion business we gain operating control of a quality assets that we know well, two smelters with competitive hydropower contracts extending 10 years and with the addition of those smelters, we become the largest aluminum producer in the world.

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Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Anticipating declines in pricing and further demand weakening, Alcoa was the first major producer to begin curtailment in late September. Since then, we’ve continuously adjusted capacity to meet the declining demand. By the end of first quarter, we will have reduced our smelting capacity by 18%, three quarters of a million metric tons, and we found a process of curtailing capacity in a way to best maximize cash. The real challenge here is to ramp down quickly and cost effectively, and still be able to ramp back up as quickly and cost effectively when the economy recovers. As this slide shows, there are a complex set of considerations and levers to manage curtailments. That’s where Alcoa’s long history in the business pays off. All of the actions on this chart have been completed with the exception of the curtailments of Poços and Tennessee, which we are actively executing.

On a global basis we will be reducing headcount by 13% through involuntary layoffs. In addition, we will be reducing our contractors by 1,700. We have identified the areas and you can see the breakdown by business. We are also instituting an across the board salary and hiring freeze. The hiring freeze will allow managers to upgrade their staff by replacing low performers. We’ve been using Alcoa’s scale and well-established global supply chain to buy raw materials such as coke and caustic from a variety of non-traditional sources, where we can find better pricing. We’ve been able to change specifications to allow for different compositions and materials to be more flexible in our sourcing. And we are applying backward integration initiatives such as making investments in a supplier’s facility in exchange for output.

In a very short time, these procurement actions directly yielded savings in excess of 20% from existing market prices of these strategic raw materials. Chuck covered this slide already, and the liquidity measures. I’m just putting it up again to reinforce the importance of liquidity these days and our success. There are not too many companies these days that have that kind of staying power and flexibility. This has become a real premium in the face of the economic uncertainties of 2009.

Let’s talk about the benefits. The actions we’ve taken will convert cash, reduce costs and strengthens our Company’s financial and competitive positioning. Let’s take a look at some of the specific benefits we expect. The operating cost per ton in our upstream business will decrease 25%. We anticipate $1.3 billion annualized savings from just our procurement and energy initiatives. Headcount reductions and elimination of the businesses to be divested will yield approximately $450 million in pretax savings annually. The swap with Orkla trades a challenging business for one where we know how to get solid returns. We’ll anticipate proceeds of around $100 million from selling four downstream businesses. We are significantly solidifying our cash position by increasing our short-term debt capacity by 60%, lowering our capital spending by 50% and dropping the run rate for the second half nearly 70%. By acting quickly and decisively to apply all four levers, we’ve been able to convert cash and strengthen the competitive position during the downturn relative to other companies that have not been as proactive. We’ve also created a more promising future for Alcoa, ensuring that the Company will emerge even stronger when the economy recovers.

Let’s lean back for a second and I know it’s hard, given the environment out there. We do see a bright future for aluminum. Aluminum is the right business to be in over the long haul. Aluminum’s benefits, ideally match three of the most compelling megatrends, demographics, organization and environment. By 2050, there will be almost 40% more people on this planet, this means 3 billion more people and more than 60% of those will live in large cities. Just imagine that world for a second, and imagine the enormous demand on infrastructures and the environment. Those trends will drive 6% annual growth of the industry for the next decade. Even in this difficult economy, we expect continued infrastructure investments and increasing interest in environmentally friendly solutions.

As the industry grows, with this promising future, Alcoa will be on the forefront. We have taken care of the fundamentals from improving the efficiency of our refineries, to favorable long-term power solutions. As the chart shows, we have staked out leading positions in all of our business areas. Those world leading businesses here on that chart in a number one or number two position, account for 90% of our revenue. Alcoa is an extraordinary Company and I’m proud to be leading it during this important period in a 10 or 20 year history. These are unusual times that have had a devastating effect on countries and companies. Our industry has been affected more than most. I am confident that Alcoa has taken extraordinary steps that will enable our Company to gain ground during the downturn and emerge even stronger when the economy recovers.

With that, let me conclude and open the line for questions.

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Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Please stand by while we compile a list. Your first question will come from the line of Kuni Chen with Banc of America Securities.

Kuni Chen - Banc of America/Merrill Lynch - Analyst

It’s Kuni Chen with B of A, Merrill Lynch. I guess for my one question, if you could kind of lay out a cost curve for Alcoa’s smelters, based on input costs as you see them today, that would be very helpful. For example, if we look back on fourth quarter average costs in primary metals it was about $0.95 a pound. Implying that half your capacity is above that, and the other half below. Where would the break points be if we were to kind of break that up by quartile, can you give us some color on sort of where the high and low points in your cost curve are at this point.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, Kuni, you know that as you said, the whole smelting system that Alcoa has is on the median of the cost curve. I think it would be good if we could bring up that chart that talked about the curtailment. That one. Exactly. And we have announced curtailments of 18% of our capacity. They will be fully effective by the end of the first quarter. And we have applied a maximization algorithm here that maximizes for cash. That’s a number one priority. The considerations that you go through when you do that are multi-fold.

For instance, I mean, on the operating flexibility, you look at what is the product mix, what are procurement levers, can you change specifications, can you get material in there that you can purchase for a lower price. What’s the power situation? Very, very critical component. I mean, do you have a take or pay contract or do you have the ability to resell power? What’s the impact on the repowering? As you know, we have been very successful in repowering our system. However, there are some out there where we are in the final stretch of getting things signed. Then, and last but not least, the community impact, which has a multi-fold aspect, also an aspect of how quickly when the economy comes back can you ramp up the system. And frankly, we will continue to monitor the situation and we will as we’ve shown here not only respond appropriately, but respond fast.

Kuni Chen - Banc of America - Analyst

Okay. Great. I’ll turn it over.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you.

Operator

Your next question will come from the line of Jorge Beristain with Deutsche Bank. Please proceed.

Jorge Beristain - Deutsche Bank - Analyst

Hi, good afternoon. I wonder if you could provide some more details on the revolver, the $1.9 billion incremental revolver, what kind of costs or terms does that have? And secondly, are there any plans to start tapping the revolvers in order to make up the shortfall going into the first quarter of cash flow?

Chuck McLane - ALCOA Inc - EVP, CFO

Yes, this is Chuck. As I said, it’s a — it was a $1.2 billion revolver that we expanded to $1.9 billion. It’s a 364 day revolver there was an upfront fee that’s paid out over the course of the year, and as far as the remaining interest rate on that outstanding, it’s competitive. I won’t give you the specific rate, but it’s very competitive for today’s environment and we don’t have any current plans to draw on the revolver because we’re having great success in the commercial paper market.

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Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Jorge Beristain - Deutsche Bank - Analyst

Okay. Thank you.

Operator

Your next question will come from the line of Michael Gambardella with JPMorgan. Please proceed.

Michael Gambardella - JPMorgan - Analyst

Yes, good afternoon. I have my question is about the dividend and it seems like cutting the dividend would be the quickest and highest degree of certainty way to preserve cash, yet you haven’t even talked about that. Is that something that the Board is considering and hasn’t met on, or why hasn’t the dividend been addressed in any of your communications?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Michael, thank you for that question. I’m pretty sure it’s on the mind of many. Alcoa has been paying dividends for 60 years. And we continue to be committed to create value for our shareholders. May I leave you with this?

Michael Gambardella - JPMorgan - Analyst

Are you willing to then borrow to pay the dividend?

Klaus Kleinfeld - ALCOA Inc - President, CEO

You have seen the financial structure of our Company and as I said, I mean, we have been paying a dividend for 60 years. Alcoa has managed through many downturns and that’s really all I want to say right now.

Michael Gambardella - JPMorgan - Analyst

Okay. Thank you.

Operator

Your next question will come from the line of Charles Bradford with Bradford Research. Please proceed.

Charles Bradford - Bradford Research - Analyst

Good afternoon. In your press release you talked about a loss from discontinued operations of $262 million or $0.33 a share. Can you break that out as to how much of that would otherwise have been included as an operating loss, if you hadn’t decided to sell these businesses?

Chuck McLane - ALCOA Inc - EVP, CFO

Yes. I’ll be glad to do that for you. If you remember, just so I can tie numbers together for you, when we gave a loss on the announcement that we put out last week, we said 900 to $950 million. So our announced loss this time of Continuing Operations was 708. 212 of the 262 has to do with the valuations around divestiture of that business, so it would be 920 in total. That means the remaining 50 would be operational loss.

Charles Bradford - Bradford Research - Analyst

Thank you.

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FINAL TRANSCRIPT

Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Operator

And your next question will come from the line of Tony Rizzuto with Dahlman Rose. Please proceed.

Tony Rizzuto - Dahlman Rose - Analyst

Hi, gentlemen. I was wondering if you could talk a little bit about working capital changes and what you anticipate that will be in ‘09, if that will likely be a source of cash or a use of cash and then also a little bit of color on what you see as a pension funding and I know, maybe you haven’t had all the valuations at this point, but if you could just address that a little bit, I’d be interested. Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Tony, on the working capital side, if you take a deeper look at the fourth quarter and evaluate that in light of what has been going on out there in the market, we believe that we have been doing reasonably well in improving the working capital. Traditionally, the first quarter kind of swings back. I mean, if you look at the historic analysis. We will work as hard as we can and have — I’m reasonably optimistic, let me put it that way, that we will be able to continue to manage the working capital and generate cash from that and on the pension funding side, Chuck, let me turn it over to you.

Chuck McLane - ALCOA Inc - EVP, CFO

Yes, hey, Tony.

Tony Rizzuto - Dahlman Rose - Analyst

Hey, Chuck.

Chuck McLane - ALCOA Inc - EVP, CFO

Right now, we’ve got a pretty good grip on what’s going on between the discount rates that we’re going to have to use for funding purposes, et cetera. I would tell you that we made some discretionary payments this year, you may remember. Because of that and because of how the funding discount rates are going to be utilized, we think it’s probably in the hundred to $150 million range for 2009. But I will put a caveat on that in that there’s different types of pending legislation that are in play right now as a result of the markets going down so dramatically, to allow people to defer some of those mandatory payments so it could be even less than that.

Tony Rizzuto - Dahlman Rose - Analyst

Excellent. Thank you, gentlemen and I am impressed with the job you did on working capital in the fourth quarter. Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you very much, Tony.

Operator

Your next question will come from the line of Mark Liinamaa with Morgan Stanley. Please proceed.

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FINAL TRANSCRIPT

Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Mark Liinamaa - Morgan Stanley - Analyst

Hello. In the Flat-Rolled Products segment, Russia and China had a 97 million ATOI loss in the fourth quarter. Can you comment a little bit on what’s going on there now and what level of profitability or lack thereof we might see going forward? Thanks.

Klaus Kleinfeld - ALCOA Inc - President, CEO

The Russian economy, I mean, let me start with Russia first. The Russian economy is going through pretty dramatic swings currently, and as in many other places, also there, we’ve seen quite a dramatic drop in demand. At the same time, the government is stepping up big time to put a support package in place to increase liquidity and stimulate demand and show a strong commitment for key industries and key enterprises. The key industries that — the key sectors that have been outlined here and that are clearly key sectors for Russia are places like automotive, aerospace, defense, packaging, transportation and the good news is, all of those markets are our end markets in Russia. We are not happy with the performance in Russia and that’s actually independent of the additional decline of Russia and I think I’ve spoken to you quite a number of times. At the same time, those that are closer to Russia have probably seen that we have put more stringent measures in place there. We’ve announced actually in Russia last week at the same time when we announced here our restructuring package that in Russia that would mean an 18% reduction of the Russian workforce.

From the principal assets that we have there, some of them are absolutely unique. I mean, we are the only Russian can sheet manufacturer. We have the largest — world’s largest extrusion press as well as forging press there, and on the improvements of the new stuff that we are putting in there, things are getting better. We will be able to produce and then tap in Russia as the only ones, according to customer qualifications, in the first half of the first quarter. So that’s pretty much — that’s pretty much where we are. We expect — I mean, when we look at this year’s market, aerospace defense will most likely be flat, building and construction, automotive, probably in the second half turn around, be modestly positive. Beverage cans positive growth for next year and on flat rolled and hard alloy extrusion we believe it’s going to remain weak.

On China, the situation is kind of a little similar, but it’s another big, big market. I mean, we’ve seen the construction coming down by 40%, auto down by 17%. It’s a great decline there we’ve seen there. At the same time, the government has stepped up with a $580 billion stimulus package. And I mean, of the same magnitude almost as the package here in the US for an industry — for an economy that’s obviously substantially smaller. And the good news is, they will invest a lot of that in infrastructure and those of you who know China better, know that the infrastructure projects in China are pretty much lined up. So the money will flow through very quickly, through the system and generate direct demand and for instance, one of the projects is — will be the faster expansion of the national electricity grid and how will they do that in China? With aluminum cables. But that’s just one of the examples. In fact, we are seeing already some positive effect from that program by some demand stimulation in China. Let me leave you with that.

Operator

Your next question will come from the line of Jim Brown with JPMorgan. Please proceed.

Jim Brown - JPMorgan - Analyst

Hi, could you also give us an idea of where your pension expense will be for 2009? And also, what is the impact, financial impact of the repowering that you’ve done? Is this going to be significantly helpful or is this going to be ultimately raise your costs?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes, Chuck, —

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FINAL TRANSCRIPT

Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - EVP, CFO

Pension costs are going to be essentially flat with this year, Jim and I’ll let Klaus talk about —

Klaus Kleinfeld - ALCOA Inc - President, CEO

On the energy side, I mean, 80% of our total power, consumption is today either self generated or secured by long-term power contracts that last minimum until 2025. And when you look at more specifically Canada, it’s all signed, it’s complete and the extension starts at 2014 and goes until 2040. Massena actually just today was the visit of Governor Patterson who signed it starting in 2013, that’s when the current contract runs out and it goes until 2043. In Spain, we are making good progress and in Italy we have an extension for one year and Australia, a little bit more complex. It expires in one in 2014 and the other in 2016, and the complexity here — but we believe we can resolve it this year. The complexity for Australia is that one has to see it also in light of the discussions around the greenhouse gas regime that Australia wants to put in place.

Jim Brown - JPMorgan - Analyst

Thank you.

Operator

Your next question will come from the line of John Tumazos with John Tumazos Independent. Please proceed.

John Tumazos - John Tumazos Independent - Analyst

Could you describe the geographic distribution of the employees and contractors, I know it’s redundant, on January 6th, how many were in the US, how many were in low wage countries, $450 million sum in last week’s press release would seem to indicate that a lot of them might have been in Mexico or Russia or low wage destinations.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Right. Let me just take a look here so that I don’t give you — don’t give you the wrong number. Let’s put in the meantime this chart on here, which one is it here, the one that shows the — shot number 12, that shows the total one. We will have about 4,000 — close to 5,000 we will have in North America and we will have in Europe, including Russia, we will have about 4,400 then the rest is in all the other regions. Okay?

John Tumazos - John Tumazos Independent - Analyst

Thank you.

Operator

And your next question will come from the line of John Redstone with Desjardins. Please proceed.

John Redstone - Desjardins Securities - Analyst

Good evening, gentlemen. I have only one question left, actually. You mentioned previously that you still have some ceilings on your can sheet contracts. I just wondered if you still had some floors.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Can you specify, what you mean with that?

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FINAL TRANSCRIPT

Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

John Redstone - Desjardins Securities - Analyst

Yes, of course. I mean that there is — you’ve mentioned before that there’s an upper limit to the price of aluminum that you can pass on to your can sheet consumers. I was just wondering if what’s good for the goose is also good for the gander. In other words, there is a minimum price that you can pass on to your canned sheet consumers as well?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, as we reported before, I mean, the fixed price contracts that we have is on the canned sheet side are about to run out and we are in the middle of new negotiations. In fact, if you followed us on that level closely, you could have picked up that we actually had some of those fixed price contracts that were running out last year and where we’ve been very successful in coming up with new contracts with a substantially better pricing. The indexing part that you refer to is typically more on the energy side. There is typically no floor. There is a ceiling, typically. Okay?

John Redstone - Desjardins Securities - Analyst

Okay.

Operator

And your next question will come from the line of Kuni Chen with Banc of America Securities. Please proceed.

Kuni Chen - Banc of America/Merrill Lynch - Analyst

Yes, hi. I guess just one follow-up. An industry question. Do you think it’s probable that the industry kind of needs more of a big bang at this point in terms of production cuts to prevent digging itself a bigger hole and how — how probable do you see that big bang type of event playing out in China?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Please for that bring up the slide that shows the demand/supply balance in my presentation there. That is our view on trying to find that answer and probably — I mean, let’s start with the supply side first. I think that we have seen a lot of curtailments going in here and those curtailments are taking effect. In fact, you saw on the previous chart, 800,000 tons is already there and we believe that the total effect of those in total 4.2 million remaining from the announced curtailments for next year will be around 3.5 million. The good and interesting news is here that we actually do see evidence that those curtailments are taking effect even in places like China. There is a number of indications that it is really happening there.

The other thing is, and that’s a bigger question there, where exactly is the cost curve these days? And I’m pretty sure that there is a sizable percentage of smelters that even today operate above the LME price. I would put it around 20, 25%, but for many of those, there have been special conditions generated, particularly those in China, where you see that provinces like Yunnan have given the smelters that they have in their province very favorable power rates until basically spring this year, same thing for Inner Mongolia and some other of those provinces. At the same time, when you look at the demand side, we believe we have here — we are assuming that demand next year, Kuni, is going to further go down by 2% and if you look at other projections made by other observers of the industry, with a minus 2, we are rather on the low end here. I mean, if you look at Macquarie, Macquarie is at minus 1.6 and actually projects China demand on the same level than we do. We do see on the demand side in China that their massive stimulus program I just mentioned, the $580 billion, is really starting to show traction and so we believe it’s pretty likely that that’s going to happen. For the US, we projected that the downturn continues but you always have to bear in mind, I mean, the US got into this already earlier, and this is the third year where we would see a negative growth rate here, same pretty much — same picture pretty much for the EU and so on and then there are places like the BRIC countries, negative in Russia and we talked about in India, but Brazil for instance was 0.8% growth rate still holding up real nicely. So that’s the picture.

Then the only thing that’s not on this picture, Kuni, that you have to add, is we have accumulated about 2.4 million tons on the inventory, not all of that 2.4 will actually leave as we saw, even in the boom times, you need still a substantial amount, an amount that — that’s kind of a healthy logistics amount there of probably more than a million. But then if you add the numbers, you could see that the big question here is really around how is the stimulus package going to work. That’s the big wild card. Other than that, I mean, there is a chance that this could be a balanced picture next year, with inventories going to be drawn down, and one thing is for sure, and we are taking the 18% out and we will be done with that by the end of the quarter. First quarter.

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FINAL TRANSCRIPT

Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Kuni Chen - Banc of America/Merrill Lynch - Analyst

Okay. Terrific. Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you.

Operator

Your next question will come from the line of Mark Liinamaa with Morgan Stanley. Please proceed.

Mark Liinamaa - Morgan Stanley - Analyst

Could you provide any additional information on the time line for the assets that you’ve now identified as held for sale, whether you’ve begun the process of identifying buyers, et cetera? Thanks.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Sure, sure, Mark. Yes, we would not have announced that if we hadn’t already looked at our — all of our options. There are interested parties. We will obviously execute as soon as possible. We believe that we can get this done by the end of the year.

Mark Liinamaa - Morgan Stanley - Analyst

Thank you. Maybe if I could slip one in, because there might not be anybody left. LME inventories have been accelerating that’s been one of the things that have allowed prices to get as far below marginal cost of production as they have, presumably a lot of it is destocking. Are you seeing any sense of change in customer behavior, any need that they have to come back and make purchases.

Klaus Kleinfeld - ALCOA Inc - President, CEO

That is absolutely correct and I’m glad you raised that because frankly, I mean the destocking that has happened there has brought it down to levels that we believe will, at the moment, when this thing turns, immediately shift, immediately shift, because they are not maintainable. They are only maintainable when the demand goes further down. We have not seen a change in the behavior, in the supply chain. But the good news is, I mean, once this thing turns, it will have to happen pretty instantaneously.

Mark Liinamaa - Morgan Stanley - Analyst

Thank you.

Operator

Your next question will come from the line of Brian MacArthur with UBS Securities. Please proceed.

Brian MacArthur - UBS - Analyst

Good evening. I just want to go back to chart 12, just a smelting cost overview and you very nicely laid out the two to three months lag on alumina [aluminum] input costs so obviously in the fourth quarter there was a disproportional squeeze obviously because prices came down so very, very quickly for aluminum. But you also talk about managing inventory quite effectively in Q4. I just want to make sure that that

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FINAL TRANSCRIPT

Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

relationship will still hold in the fourth quarter. That is, because you’ve — you haven’t just basically taken out the inventory so fast in the fourth quarter that that relationship’s getting distorted. Most of the working capital that was saved in the fourth quarter related to things more in the downstream business.

Chuck McLane - ALCOA Inc - EVP, CFO

Hi, Brian, how you doing?

Brian MacArthur - UBS - Analyst

Good, thanks.

Chuck McLane - ALCOA Inc - EVP, CFO

No, I don’t think it’s going to get distorted. I mean, the pricing conventions that we have listed in the normal inventory flow would be under normal basis. I think we, like everybody else, have had a flight to liquidity where you want to operate with as low as inventories as possible and we’re going to try and do that and so I don’t think you’ll see any anomalies take place. We just wanted to reinforce the fact that there was a big LME price decrease between the third and the fourth quarter. You’re not going to get all the benefit to the lower link cost or other procurement initiatives immediately, and now the price has come down again between — so far, anyway between the fourth quarter and what we are currently seeing, and so you’re going to have an additional lag on the cost on top of that, just to get people more comfortable. When the days when it was moving 50 to $100 in a quarter it wasn’t that big a deal but when you move $900 in a quarter, it’s a big deal.

Brian MacArthur - UBS - Analyst

Right. Especially if your inventory’s changing between one or two months or you’ve cut it down two to one. That will still make a difference in that whole equation as well too, as it flows through cost of goods. That’s just all I was getting at. You’re saying these relationships, generally still hold because that inventory has been coming out kind of evenly if you want to look at it that way.

Chuck McLane - ALCOA Inc - EVP, CFO

I think so, Brian.

Brian MacArthur - UBS - Analyst

Thank you very much.

Operator

Your next question will come from the line of Jorge Beristain with Deutsche Bank. Please proceed.

Jorge Beristain - Deutsche Bank - Analyst

Hi, guys. Sorry. Just wanted to have another follow-up on that commercial paper question that I did earlier or regarding the revolver. You said that you would not need to tap the revolver because you have commercial paper available. But I have understood that some credit rating agencies have put you on review for a downgrade. Would that not make the issuance of commercial paper more difficult and so could you envision a situation where you may not be able to issue as much or roll over as much commercial paper than as in prior months?

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FINAL TRANSCRIPT

Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - EVP, CFO

Well, that’s always possible. I don’t want to speculate around it. I mean, there’s a host of different actions that could be taken but I think the key point there is simply if you looked at — we’ve got our normal five year revolver, and then on top of it we have an additional bank facility, and all of those are borrowing capacities that far exceed our current short-term needs. I mean, I think that’s the important point here.

Jorge Beristain - Deutsche Bank - Analyst

Okay.

Klaus Kleinfeld - ALCOA Inc - President, CEO

If I may add to that, I mean, even at the times when the credit agencies put us on watch, which usually is a time when people are faced with a little bit more of question marks, I mean, we rolled commercial paper in a good way.

Chuck McLane - ALCOA Inc - EVP, CFO

I mean, I guess I’d go back to one thing, the comment that I made in there. When we’re looking at the capacity we have available, that’s only for a comfort or a cushion basis. Our whole emphasis is managing the Company right now on a cash basis. I think that we’ve tried to exhibit through all the actions that were taken so at the end of the day we’re trying to maximize our cash position and not to use the capacity.

Jorge Beristain - Deutsche Bank - Analyst

Okay. And I mean, obviously a lot of people are asking about the dividend and my question would be, would you consider tapping other sources of capital if necessary, such as the issuance of preferred shares or maybe even common stock to recapitalize Alcoa, or is that not even something that’s on the cards right now.

Klaus Kleinfeld - ALCOA Inc - President, CEO

I really don’t want to fuel any more speculations. I think I’ve said what I said and I’d be happy to say it a different way one more time. I mean, Alcoa, if you look at the history of Alcoa and whether we’ve been paying dividends and on which level, we have been paying dividends, continuously for 60 years. There have been many downturns during that period, and as I said, we feel committed to continue to create value for our shareholders and that’s really all I want to say about that at this point in time.

Jorge Beristain - Deutsche Bank - Analyst

Okay. Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

You’re welcome.

Operator

We have now concluded our questions and answers session. I will now like to turn the call over to Mr. Klaus Kleinfeld.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, thank you very much for the attention and staying interested and I think we had a good dialogue also on the Q&A, as usual, I must say. These are, as we all can tell in various ways, shape or forms, absolutely unprecedented times, and many of us see that for the first time in that amount, I think there’s one thing that I can absolutely assure you. We are managing the Company for maximizing our cash and a second thing is,

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FINAL TRANSCRIPT

Jan. 12. 2009 / 5:00PM ET, AA - Q4 2008 ALCOA Inc Earnings Conference Call

we will continue to monitor the environment and we will act fast and decisively, just as you saw it and as Chuck and I have explained to you in how we’ve run you through that. Comparative to many, many others, we believe we are absolutely ahead of the curve, and that will clearly show in our competitiveness, in our relative competitiveness, and will definitely show when the economy comes back. Thank you very much and with this, good-bye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a great day.

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